Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
 CRH Medical Corporation
We consent to the use of our audit report dated February 22, 2017, with respect to the consolidated financial statements of CRH Medical Corporation, which comprise the consolidated balance sheets as at December 31, 2016 and December 31, 2015, the consolidated statements of operations and comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Professional Accountants

June 26, 2017
 Vancouver, Canada